December 17, 1999 Presentation to Shareholders


       1                     Merger of Equals
                            VECTREN CORPORATION

MERGER OF EQUAL
VECTREN CORPORATION

Two Indiana-Based Utilities
-Similar size and strategies
 *   10% growth targets
 *   Strong management teams/ complementary skill sets
 *   Partners in ESG, LLC since 1997

Two Financially Strong Companies
- Strong balance sheets
 *   Diversified investments portfolios
 *   Low-cost operations
 *   Stable earnings
 *   Above average ROE
 *   Dividend increases every year

Miscellaneous photographs

MERGER OF EQUALS
VECTREN CORPORATION

*    A Natural alliance of companies with complementary products and services

*    Positioned to succeed in a competitive marketplace

*    Growth through superior customer service and fulfilling customer needs

*    Enhance long-term value to shareholders through a growth / income strategy

Miscellaneous photographs

MERGER RESULTS
VECTREN CORPORATION

*    Elimination of duplicate activities

*    Reduction of operating expanses

*    Elimination and avoidance of some capital expenditures

* Increased capability to offer a broader array of products and services to customers

*    Growth opportunities for non-regulated business

VECTREN CORPORATION
* The combined utility service territories will cover about two-thirds of Indiana serving 650,000 customers

* The Indiana Energy service territory may provide additional opportunities to expand Vectren's investment in telecommunication projects

Map of Indiana showing combined service territories

VECTREN CORPORATION
FINANCIAL ASPECTS
*    Immediately accretive to earnings, excluding one tome charges

* Improves competitive position; net synergy savings of nearly $200 million over a ten year period
     - About 50% from avoided cots
     - Annual savings evenly distributed

*    Marriage of strengths

VECTREN CORPORATION
FINANCIAL ASPECTS

* Results in a balanced earnings mix; gas and electric earnings will be nearly equal

                                  Electric          Gas        Other
                                  ---------     ---------    ---------
Indiana Energy                       0%            84%          16%
Vectren Corporation                 42%            42%          16%
Sigcorp                             76%            16%           8%

                         Excluding DPL acquisition

VECTREN CORPORATION
FINANCIAL ASPECTS

*    Provides a larger customer base over which to spread fixed costs

*    Should provide greater access to capital markets

*    Improves liquidity of Company's common stock

DIVIDEND COMMITMENT
SEPARATELY INDIANA ENERGY AND SIGCORP

*    A history of above average annual increases of dividends to shareholders

*    A desirable payout


                       1994      1995     1996    1997     1998      1999
                      ------    ------   ------  ------   ------    ------
Sigcorp                1.1       1.13     1.15    1.18     1.21      1.24
Indiana Energy         0.74      0.78     0.82    0.86     0.90      0.94

Per share dividends impacted by IEI shares outstanding
Vectren will have a strong commitment to dividend growth

INVESTMENT PERFORMANCE
* Both IEI and Sigcorp have exceed the utility industry performance as measured by return on equity

                        1994      1995     1996    1997     1998
                       ------    ------   ------  ------   ------
Sigcorp                 0.14      0.13     0.14    0.14     0.14
EEI Index               0.11      0.11     0.11    0.11     0.11

                        1994      1995     1996    1997*   1998
                       ------    ------   ------  ------   ------
Indiana Energy          0.13      0.12     0.15    0.07     0.14
Peers                   0.11      0.09     0.12    0.12     0.10

*Reflects After Tax Restructuring charge of $24.5 million or 81 cents per share

Miscellaneous photographs

VECTREN CORPORATE STRUCTURE

Vectren Corporation (Holding Company)
  UTILITY GROUP
     Indiana Gas Co., SIGECO, SIGCORP Fuels, Southern Indiana Minerals

- ENERGY SOLUTIONS
     SIGCORP Energy Services, ProLiance Energy, Energy Systems Group, Reliant Services

- TELECOMMUNICATIONS GROUP
  -  SIGECOM, SIGCORP Communication Services

- FINANCIAL AND COMPLEMENTARY INVESTMENTS
  -  Souther Ind Prop, IEI Synfuels, Energy Realty, IEI Financial Services

Photograph

VECTREN CORPORATE GOVERNANCE
Executive officers
  Chairman & CEO - Niel C. Ellerbrook (with photograph)
  President & COO - Andrew E. Goebel (with photo)

Board of Directors
  16 members, comprised of eight current members each from SIGCORP and Indiana Energy

          IEI Designees                 SIGCORP Designees
          -------------------           ----------------------
          Niel C. Ellerbrook            John M. Dunn
          L.A. Ferger                   John D. Engelbrecht
          Anton H. George               Andrew E. Goebel
          William G. Mays               Robert L. Koch II
          J. Timothy McGinley           Donald G. Reherman
          Richard P. Rechter            Ronald G. Reherman
          James C. Shook                Richard W. Shymanski
          Jean L. Wojtowicz             James S. Vinson

STEPS TO COMPLETE THE MERGER
REGULATORY / LEGAL

* Indiana Energy and SIGCORP Shareholders

* Federal Energy Regulatory Commission (approved this week)

* Department of Justice Review

* Securities Exchange Commission (PUHCA)

* Federal Communications Commission

Miscellaneous photographs

VECTREN CORPORATION
MERGER SUMMARY
* This is a strategic combination that makes sense

* It provides strong regulated and non-regulated growth opportunities

* Competitively positioned gas and electric businesses

* The transaction is immediately accretive to earnings excluding one-time charges

* It will create long-term shareholder value, with no premium to overcome

Miscellaneous photographs

DPL ASSET ACQUISITION

* IEI has reached agreement to acquire the natural gas distribution assets from Dayton Power & Light

* It is a logical extension of Vectren's natural gas distribution business

* Provides opportunity to grow non-regulated businesses

DPL ASSET ACQUISITION
TRANSACTION SUMMARY

* Price - $425 Million

* 305,000 Customers

* 4,979 miles of pipeline

* Contiguous territory (16 counties in West Central Ohio)

* Access to 6 Interstate pipelines

Ohio Territorial map of Pipeline Ownership

DPL ASSETS ACQUISITION
TRANSACTION HIGHLIGHTS

* Due to accounting rules, IEI and Sigcorp could not jointly purchase DPL natural gas business

* The Indiana Energy and Sigcorp merger could close by 3/31/200. The DPL transaction will hopefully close before 6/30/2000

* DPL acquisition will operate under the Vectren brand

* Extends our Midwest presence and clearly signals our intent to be the leading regional provider of energy products and services

VECTREN CORPORATION
COMBINED TERRITORIES AND OVERVIEW

* Key Proforma Statistics:
  - 966,000 Customers
  - Through-put approximately 200 BCF
  - Approximately $2.2 Billion assets
  - $1.2 Billion revenues
  - 18,900 miles of pipeline
  - Nearly 2,000 employees

Combined Territorial map of Indiana and Ohio

VECTREN CORPORATION